Exhibit 19.1

LINCOLN EDUCATIONAL SERVICES CORPORATION
POLICY ON INSIDER TRADING
(Updated on May 2, 2024)

POLICY:

This Insider Trading Policy (this “Insider Trading Policy” or this “Policy”) sets forth the standards adopted by LINCOLN EDUCATIONAL SERVICES CORPORATION and its subsidiaries (“Lincoln” or the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies with which the Company engages in transactions or otherwise does business while in possession of confidential information that is not generally publicly available. The Company’s Board of Directors has adopted this Insider Trading Policy to promote compliance with federal, state and foreign securities laws that prohibit persons aware of material nonpublic information about a company from trading in the securities of that company or providing material nonpublic information to other persons who may trade on the basis of that information.

This Insider Trading Policy is divided into two parts: Part I prohibits trading under certain circumstances and applies to all directors, officers and associates of the Company and their respective immediate family members, other members of such person’s household and entities controlled by such person; Part II imposes special additional trading restrictions upon a select group of individuals specifically (i) all directors of the Company, (ii) all executive officers of the Company (collectively, the directors and executive officers are referred to as “Company Insiders”) and (iii) certain other associates of the Company that the Company may designate from time to time because of their position, responsibilities or actual or potential access to material information (collectively all parties identified in clauses (i), (ii) and (iii) are referred to as “Covered Persons”).

PURPOSES:

One of the principal purposes of the federal securities laws is to prohibit insider trading which occurs when a person uses “material nonpublic information” obtained through involvement with a public company to make decisions to purchase, sell or otherwise trade in that company’s securities or to provide that information to others outside of that company who may purchase, sell or otherwise trade in that company’s securities.

In addition to trades in the Company’s securities, the prohibitions against insider trading apply to tips and recommendations to anyone by virtually any person, including all persons associated with the Company, if the information involved is both “material” and “nonpublic.” These terms are defined and explained in this Insider Trading Policy under Part I, Section 3 below. The prohibitions, which are also explained below, would apply to any director, officer or associate who buys or sells Company securities on the basis of material nonpublic information obtained about the Company and to other publicly traded companies with which the Company has contractual relationships or may be negotiating transactions.

ADMINISTRATION OF THE POLICY:

The Company’s General Counsel and the Chief Financial Officer or such other associate designated by the General Counsel or the Chief Financial Officer shall be responsible for administration of this Policy including, among other things, assisting with implementation and enforcement of this Policy, pre-clearing trades in securities of the Company by Covered Persons and circulating this Policy to all associates.

PART I

1.          SCOPE

This Insider Trading Policy applies to all trading or other transactions in the Company’s securities, including common stock, options to purchase common stock and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.  In addition, this Insider Trading Policy applies to the securities of certain other companies where the person trading uses information obtained while working for the Company because, under the misappropriation theory, federal securities laws prohibit an employee from trading in the securities of another company while in possession of material nonpublic information obtained in violation of a duty owed to a company. For example, if an associate were to obtain material nonpublic information about a competitor of the Company as a result of employment with the Company, use of that information in trading in the competitor’s securities would be a violation of applicable laws.

This Insider Trading Policy applies to all associates of the Company, all officers of the Company and all members of the Company’s Board of Directors and their respective immediate family members, other members of such person’s household and entities controlled by such person.

2.          GENERAL POLICY:  NO TRADING OR CAUSING TRADING WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION

It is the policy of the Company that no director, officer or other associate of the Company (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members, other persons or entities:

•
purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company except as otherwise specified in this Policy; the terms “material” and “nonpublic” are defined in Part I, Section 3 below;

•	communicate or provide a “tip” any material nonpublic information to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization;
•
may purchase or sell any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company;

•	assist anyone engaged in any of the above activities.

It is also the policy of the Company that the Company will not engage in transactions involving securities of the Company when aware of material nonpublic information relating to the Company or its securities.

There are no exceptions to this Policy except as specifically set forth herein.  Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions are not excepted from this Policy.  The securities laws do not acknowledge mitigating circumstances and even the appearance of an improper action must be avoided to ensure the Company’s reputation for adherence to the highest standards of conduct.

3.          RELEVANT DEFINED TERMS

What is Material?  Insider trading restrictions come into play only if the information possessed is “material.”  However, the determination of whether or not something is material involves a relatively low threshold. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.  There is no bright-line standard for assessing materiality.  Instead, materiality is based on an evaluation of all of the facts and circumstances and is often evaluated by enforcement authorities after the fact with the benefit of hindsight. The determination rests on whether the public dissemination of the information is likely to affect the market price of securities, or if the information is such that a reasonable investor would want to know it before making an investment decision.

While defining all of the possible instances of material nonpublic information is not possible, information dealing with the following subjects is reasonably likely to be found material in particular situations applicable to the Company:

•	student start statistics;
•	population statistics;
•	opening or closing of a significant campus;
•	development of a significant new program, product or offering;
•	significant changes in the Company’s prospects;
•	a transaction that might significantly affect the financial condition of the Company
•	severe liquidity issues;
•	a change in cybersecurity risks or the occurrence of a cybersecurity incident including vulnerabilities and/or breaches;
•	the award or loss of a significant contract;
•	major changes in the Company’s management or board of directors;
•	projections of future earnings or losses;
•	bank borrowings or other financing transactions out of the ordinary course;
•	developments regarding significant pending or threatened litigation or government agency investigations;
•	major changes in accounting methods or policies;
•
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

•	offerings of Company securities;
•	changes to previously announced earnings guidance or the decision to suspend earnings guidance;

•	the establishment of a repurchase program;
•	a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•	the imposition of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction.

As noted in some of the examples above, material information may apply to future, even speculative, events, such as consideration of entry into new geographic locations, opening of new campuses or closing of existing campuses or introduction of new programs or possible mergers, acquisitions, dispositions, or settlements.  The determination of when any such event becomes material information will be based on balancing the probability that the event will occur against the magnitude of the effect that the event would have on the Company’s operations or stock price should it occur. As a consequence, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively remote.

In the event that there is doubt about whether particular nonpublic information is, in fact, material, consultation with the Company’s General Counsel or Chief Financial Officer is recommended or presumption that the information is material before making any decision to disclose such information (other than to persons who need to know it) or to trade in the securities to which that information relates.

Nonpublic. Insider trading prohibitions come into play only when in possession of information that is both “material” and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been widely disseminated in a manner designed to reach investors generally, and the investing market must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, it is necessary to wait until the close of business on the second trading day after the information was publicly disclosed before considering the information to be public.  Depending upon the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Nonpublic information may include:

•	information available to a select group of analysts or brokers or institutional investors;
•	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
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information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of whether or not information is material, consultation with the Company’s General Counsel or Chief Financial Officer is recommended when any doubt exists or assumption that the information is nonpublic and treatment of that information as confidential.

4.          VIOLATIONS OF INSIDER TRADING LAWS

Insider trading violations are pursued vigorously by the Securities and Exchange Commission, U.S. Attorneys and state enforcement authorities.  Penalties for insider trading (whether trading in securities or tipping others) may include civil penalties and civil enforcement injunctions or criminal fines and imprisonment.

While the regulatory authorities generally focus on the individuals who trade or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and their controlling persons if they fail to take reasonable steps to prevent insider trading by company personnel.  As such, associates who violate this Insider Trading Policy may be subject to Company-imposed sanctions including disciplinary action which may include dismissal for cause whether or not the failure to comply actually results in a violation of law. Any exceptions to this Insider Trading Policy may only be granted by the Company’s General Counsel and must be provided before any activity contrary to this Policy occur.

Any questions regarding any of the provisions of this Policy should be directed to the Company’s General Counsel at aluster@lincolntech.com .

5.          TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

In addition to applying to all directors, officers and associates of the Company, this Insider Trading Policy applies to family members who reside with such parties (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such party’s household, and any family members who do not live in such party’s household but whose transactions in Company securities are directed by such party or are subject to such party’s influence or control, such as parents or children who consult with such party before they trade in Company securities. This Policy does not apply to to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to such director, officer or associate or to such party’s family members.

This Policy further applies to any entities that are influenced or controlled by a director, officer or associate, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the director’s, officer’s or associate’s own account.

6.          EXCEPTIONS TO THE APPLICATION OF THE POLICY

This Insider Trading Policy does not apply in the case of the following transactions, except as specifically noted:

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which the party elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to the market sale of restricted stock.

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of Company securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purposes of generating the case needed to pay the exercise price of an option.

7.          CONFIDENTIALITY OF INFORMATION

Persons subject to this Policy have legal and ethical obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy and that any family member, household member or entity whose transactions are subject to this Policy also comply with this Policy. Serious problems could be caused for the Company by unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the stock. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made through an appropriately designated officer under carefully controlled circumstances. Unless expressly authorized to the contrary, inquiries of this nature should be declined and the inquiry should be referred to a Company designated spokesperson.

8.          POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in the securities of the Company even after termination of service to the Company.  If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material.

PART II

1.          BLACKOUT PERIODS

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market 15 days prior to the end of each fiscal quarter and ending at the close of business on the first trading day following the date that the Company’s financial results for that period are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

Exception. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, provides a defense from insider trading liability under Rule 10b-5.  In order to be able to rely on this defense a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule. The trading restrictions imposed by this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 meeting the requirements of the Rule (an “Approved 10b5-1 Plan”), that (i) has been reviewed and approved at least one month in advance of any trades thereunder by the Company’s General Counsel (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Company’s General Counsel at least one month in advance of any subsequent trades), (ii) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and (iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

2.          TRADING WINDOWS

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the first trading day following the day that public announcement of earnings for the most recent quarter is made (except if earnings are announced after the market closes, then the trading window opens on the second day following the day that the announcement of earnings is made); provided, however, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period described above is imposed and will re-open the trading window once the special blackout period has ended.

By way of example, if earnings for the Company’s second quarter are announced before the market opens on July 26, Lincoln’s trading window will open on July 27 (assuming both dates are trading days). If, however, earnings for the Company’s second quarter are announced after the market closes on July 26, Lincoln’s trading window will open on July 28 (assuming both dates are trading days). In either case, the Company’s trading window will remain open until September 15.

3.          PRE-CLEARANCE OF TRANSACTIONS

Even though a quarterly trading window may be open, there are a number of other restrictions which may prohibit any trading by Company Insiders because such persons are likely to obtain material nonpublic information on a regular basis.  As a consequence, to avoid inadvertent violation of trading prohibitions, the Company requires all such Company Insiders to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities with the Company’s General Counsel or Chief Financial Officer.

Subject to the exemption pursuant to an Approved 10b5-1 Plan, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Company’s General Counsel or Chief Financial Officer. As noted above, these procedures also apply to transactions by such person’s spouse, such person’s minor children, other persons living in such person’s household and to transactions by entities over which such person exercises control.

The Company’s General Counsel will record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two trading days following the day on which it was granted. In the event that the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Company’s General Counsel.

4.          PROHIBITED TRANSACTIONS

Covered Persons, including any person’s immediate family members, other members of such person’s household and entities controlled by such person are prohibited from engaging in the following transactions in the Company’s securities unless advance pre-clearance is obtained from the Company’s General Counsel or Chief Financial Officer:

Short-term Trading. Short-term trading of the Company’s securities may unduly focus a person on the Company’s short-term stock market performance instead of the Company’s long-term objectives.  For these reasons, Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase.  This is also true of the reverse transaction, that is, Company Insiders who sell Company securities may not purchase any such securities of either at least six month of the sale.

Short Sales. Covered Persons may not sell the Company securities short.

Options Trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company securities.

Trading on Margin or Pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5.          ACKNOWLEDGMENT AND CERTIFICATION

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned certifies that he or she has read and understands (or has had explained to him or her) such Policy and agrees to be governed by such Policy and shall comply with such Policy at all times in connection with any trading of securities and the confidentiality of nonpublic information.

(Signature)

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Date: